For Immediate Release
Analyst inquiries:                                                      Media Inquiries:
Jonathan Peisner                                                        Darci Valentine
(317) 249-4390                                                           (317) 249-4414
jonathan.peisner@karauctionservices.com                darci.valentine@karauctionservices.com

KAR Auction Services, Inc. Reports
Fourth Quarter and Full Year 2013 Results

Board Announces Quarterly Dividend of $0.25 per Common Share

Carmel, IN, February 18, 2014 — KAR Auction Services, Inc. (NYSE: KAR), today reported its fourth quarter financial results for the period ended December 31, 2013. For the fourth quarter of 2013, the company reported revenue of $540.6 million as compared with revenue of $493.7 million for the fourth quarter of 2012, an increase of 9%. Adjusted EBITDA for the quarter ended December 31, 2013 increased 9% to $131.2 million, as compared with Adjusted EBITDA of $119.9 million for the quarter ended December 31, 2012. The company reported a net loss for the fourth quarter of 2013 of $17.6 million, or $0.13 per diluted share, as compared with net income of $22.9 million, or $0.16 per diluted share in the fourth quarter of 2012. The net loss for the fourth quarter of 2013 was primarily the result of non-cash profit interest expense, which is not deductible for income tax purposes. Adjusted net income per share for the quarter ended December 31, 2013 decreased 4% to $0.26 versus adjusted net income per share of $0.27 for the quarter ended December 31, 2012.

For the year ended December 31, 2013, the company reported revenue of $2,173.3 million as compared with revenue of $1,963.4 million for the year ended December 31, 2012, an increase of 11%. Adjusted EBITDA for the year ended December 31, 2013 increased 8% to $538.2 million as compared with Adjusted EBITDA of $500.2 million for the year ended December 31, 2012. Primarily due to the impact of non-cash profit interest expense, net income for the year ended December 31, 2013 decreased 26% to $67.7 million, or $0.48 per diluted share, as compared with net income of $92.0 million, or $0.66 per diluted share for the year ended December 31, 2012. Adjusted net income per share for the year ended December 31, 2013 increased 11% to $1.19 versus adjusted net income per share of $1.07 for the year ended December 31, 2012.

Impact of Superstorm Sandy

Adjusted net income for the years ended December 31, 2013 and December 31, 2012, exclude net losses of $8.0 million ($13.5 million pre-tax) and $5.4 million ($9.1 million pre-tax), respectively, due to costs incurred for processing vehicles damaged in Superstorm Sandy. These net losses are also excluded from Adjusted EBITDA in accordance with the definitions in our Credit Agreement. These losses are net of auction services revenue realized upon the sale of the vehicles. The significantly higher tow costs incurred in order to respond to the requirements of our customers, increased occupancy costs due to the leasing of temporary locations to process Superstorm Sandy vehicles and increased labor costs for the temporary work force brought into the New York and New Jersey area resulted in a net loss on the processing of the Superstorm Sandy vehicles.

KAR’s Board of Directors also announced a cash dividend today of $0.25 per share on the company’s common stock. The dividend is payable on April 3, 2014, to stockholders of record as of the close of business on March 26, 2014.

- more -

2014 Outlook
KAR Auction Services, Inc. expects 2014 Adjusted EBITDA of $580 - $600 million. The company also expects net income per share of $1.01 - $1.12 and adjusted net income per share of $1.31 - $1.42. The company expects its 2014 effective tax rate to be approximately 40%. 2014 adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, net of taxes. Additionally, the company expects 2014 cash taxes of approximately $105 - $115 million, cash interest expense on corporate debt of approximately $68 million and capital expenditures of approximately $105 million. This would result in free cash flow before dividend payments of approximately $302 to $312 million or $2.12 - $2.19 per share.

Earnings Conference Call Information
KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Wednesday, February 19, 2014 at 11:00 a.m. EST (10:00 a.m. CST). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-800-289-0462 and entering participant passcode 627391 while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ fourth quarter and full year 2013 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering pass code 8265530. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.
KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 65 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. Insurance Auto Auctions is a leading salvage vehicle auction company with 164 sites across the United States and Canada. Automotive Finance Corporation is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 105 sites across the United States and Canada. Together, KAR Auction Services provides a unique, comprehensive, end-to-end solution for our customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward Looking Statements
Certain statements contained in this release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

- more -

KAR Auction Services, Inc.
Condensed Consolidated Statements of Operations
(In millions) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating revenues
ADESA Auction Services	$274.3	$262.1	$1,118.6	$1,053.5
IAA Salvage Services	206.8	182.0	830.0	716.1
AFC	59.5	49.6	224.7	193.8
Total operating revenues	540.6	493.7	2,173.3	1,963.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	305.7	290.4	1,232.2	1,087.1
Selling, general and administrative	156.7	99.2	490.0	419.1
Depreciation and amortization	48.5	46.8	194.4	190.2
Total operating expenses	510.9	436.4	1,916.6	1,696.4

Operating profit	29.7	57.3	256.7	267.0

Interest expense	25.4	29.6	104.7	119.4
Other income, net	(0.1)	(2.4)	(2.6)	(4.0)
Loss on modification/extinguishment of debt	--	--	5.4	--

Income before income taxes	4.4	30.1	149.2	151.6

Income taxes	22.0	7.2	81.5	59.6

Net (loss) income	$(17.6)	$22.9	$67.7	$92.0

Net (loss) income per share
Basic	$(0.13)	$0.17	$0.49	$0.67
Diluted	$(0.13)	$0.16	$0.48	$0.66

Dividends declared per common share	$0.25	$0.19	$0.82	$0.19

- more -

KAR Auction Services, Inc.
Condensed Consolidated Balance Sheets
(In millions) (Unaudited)

	December 31,	December 31,
	2013	2012
Cash and cash equivalents	$191.6	$108.7
Restricted cash	18.8	11.9
Trade receivables, net of allowances	354.3	342.4
Finance receivables, net of allowances	1,099.6	996.2
Other current assets	127.2	122.2
Total current assets	1,791.5	1,581.4

Goodwill	1,705.1	1,679.6
Customer relationships, net of accumulated amortization	569.9	618.9
Intangible and other assets	356.9	341.7
Property and equipment, net of accumulated depreciation	703.8	700.7
Total assets	$5,127.2	$4,922.3

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$629.7	$529.9
Obligations collateralized by finance receivables	772.4	713.3
Current maturities of debt	32.5	43.7
Total current liabilities	1,434.6	1,286.9

Long-term debt	1,734.7	1,774.6
Other non-current liabilities	476.1	417.1
Stockholders’ equity	1,481.8	1,443.7
Total liabilities and stockholders’ equity	$5,127.2	$4,922.3

- more -

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net (loss) income for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions), (Unaudited)	2013	2012	2013	2012

Net (loss) income	$(17.6)	$22.9	$67.7	$92.0
Add back:
Income taxes	22.0	7.2	81.5	59.6
Interest expense, net of interest income	25.3	29.4	104.3	119.1
Depreciation and amortization	48.5	46.8	194.4	190.2
EBITDA	78.2	106.3	447.9	460.9
Adjustments per the Credit Agreement	53.0	4.5	76.8	30.2
Superstorm Sandy	--	9.1	13.5	9.1
Adjusted EBITDA	$131.2	$119.9	$538.2	$500.2

- more -

KAR Auction Services, Inc.
Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share
The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP financial measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles adjusted net income and adjusted net income per share to net (loss) income and net (loss) income per share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2013	2012	2013	2012

Net (loss) income	$(17.6)	$22.9	$67.7	$92.0
Loss on modification/extinguishment of debt, net of tax (1)	--	--	3.2	--
Stepped up depreciation and amortization expense, net of tax (2)	7.1	7.3	28.7	32.5
Stock-based compensation, net of tax (3)	46.2	1.5	60.2	18.2
Contingent consideration adjustment, net of tax (4)	--	0.1	--	0.7
Superstorm Sandy, net of tax (5)	--	5.4	8.0	5.4
Adjusted net income	$35.7	$37.2	$167.8	$148.8

Net (loss) income per share – diluted	$(0.13)	$0.16	$0.48	$0.66
Loss on modification/extinguishment of debt, net of tax	--	--	0.02	--
Stepped up depreciation and amortization expense, net of tax	0.05	0.05	0.20	0.23
Stock-based compensation, net of tax	0.34	0.01	0.43	0.13
Contingent consideration adjustment, net of tax	--	0.01	--	0.01
Superstorm Sandy, net of tax	--	0.04	0.06	0.04
Adjusted net income per share - diluted	$0.26	$0.27	$1.19	$1.07

Weighted average diluted shares	138.9	139.6	140.8	139.0

(1)	We incurred a loss on the modification/extinguishment of debt totaling $5.4 million ($3.2 million net of tax) for the year ended December 31, 2013.

(2)
Increased depreciation and amortization expense was $11.3 million ($7.1 million net of tax) and $11.6 million ($7.3 million net of tax) for the three months ended December 31, 2013 and 2012, respectively. For the year ended December 31, 2013 and 2012, increased depreciation and amortization expense was $45.8 million ($28.7 million net of tax) and $51.8 million ($32.5 million net of tax), respectively.

(3)
Stock-based compensation resulting from the 2007 merger was $49.7 million ($46.2 million net of tax) and $1.7 million ($1.5 million net of tax) for the three months ended December 31, 2013 and 2012, respectively. For the year ended December 31, 2013 and 2012, such stock-based compensation was $64.5 million ($60.2 million net of tax) and $20.9 million ($18.2 million net of tax), respectively.

(4)
We recorded accrued contingent consideration of approximately $0.1 million ($0.1 million net of tax) for the three months ended December 31, 2012. For the year ended December 31, 2012, we recorded accrued contingent consideration of approximately $1.1 million ($0.7 million net of tax).

(5)
In the fourth quarter of 2012, we incurred a loss resulting from Superstorm Sandy of $9.1 million ($5.4 million net of tax). We incurred a loss resulting from Superstorm Sandy of approximately $13.5 million ($8.0 million net of tax) for the year ended December 31, 2013.

- more -

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

###